Exhibit 10.34

FIRST AMENDMENT TO INDUSTRIAL LEASE

THIS FIRST AMENDMENT TO INDUSTRIAL LEASE dated March 12, 2020 (this “First Amendment”), is entered into by and between BRE RS GREG PARK OWNER LLC, a Delaware limited liability company (“Landlord”), and DRAGONFLY ENERGY CORP., a Nevada corporation (“Tenant”), with reference to the following:

R E C I T A L S

WHEREAS, The Northwestern Mutual Life Insurance Company, a Wisconsin corporation, dba Sparks Industrial (“Original Landlord”), and Tenant entered into that certain Industrial Lease dated April 25, 2019 (the “Lease”), for the lease of certain premises (the “Original Premises”) consisting of approximately 15,200 square feet, commonly known as Suites 101-102 in the building located at 1355 Greg Street, Sparks, Nevada (“Building C”). Landlord is the successor-in-interest to Original Landlord under the Lease. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, Landlord and Tenant desire by this First Amendment to amend the Lease in order to, among other things, (a) expand the Original Premises leased by Tenant under the Lease to include certain additional premises (the “Additional Premises”), consisting of approximately 5,025 square feet, commonly known as Suite 103 in the building located at 1335 Greg Street, Sparks, Nevada (“Building D”); (b) provide for the Rent to be paid by Tenant for the Additional Premises during the remainder of the original Term; and (c) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the Expanded Premises (as defined below) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2. Expansion of the Original Premises. Commencing on May 1, 2020 (the “Expansion Date”), Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Additional Premises, as shown on Exhibit A attached hereto and incorporated herein by this reference, upon all of the terms and conditions of the Lease except as otherwise set forth herein. The Lease is hereby amended such that, from and after the Expansion Date, all references in the Lease to the “Premises” shall mean and refer to the entirety of the space in the Original Premises and the Additional Premises, which is approximately 20,225 square feet (the entirety of such space is referred to herein as the “Expanded Premises”). From and after the Expansion Date, all references in the Lease to the Building shall mean (a) Building C with respect to the Original Premises, and (b) Building D with respect to the Additional Premises. Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to deliver possession of the Additional Premises to Tenant until Tenant has provided to Landlord evidence of liability and property insurance coverage covering the Additional Premises pursuant to Section 8 of the Lease.

3. Base Rent for the Additional Premises. Landlord and Tenant agree that in addition to paying all other Rent due under the Lease (including, without limitation, Base Rent for the Original Premises), commencing on the Expansion Date and continuing during the remainder of the original Term, Tenant shall pay monthly Base Rent for the Additional Premises in accordance with the following schedule:

Period	Monthly Base Rent
May 1, 2020 – April 30, 2021	$4,020.00
May 1, 2021 – April 30, 2022	$4,140.60
May 1, 2022 – April 30, 2023	$4,264.82
May 1, 2023 – April 30, 2024	$4,392.76

4. Tenant’s Proportionate Share of Building D. For purposes of calculating Tenant’s Proportionate Share of Basic Operating Cost for Building D, from and after the Expansion Date, Tenant’s Proportionate Share of Building D shall be 8.28%. Tenant’s Share is based upon Building D containing approximately 60,674 square feet.

5. Condition of the Expanded Premises. Tenant acknowledges that it has been and continues to be in possession of the Original Premises, is familiar with the condition of the Original Premises and accepts the Original Premises in its presently existing, “as is” condition, with all faults and without representation, warranty or improvements by Landlord of any kind whatsoever. Except as expressly provided in this First Amendment, Tenant hereby agrees that the Additional Premises shall be taken “as is”, “with all faults”, “without any representations or warranties.” Tenant hereby acknowledges that it has had an opportunity to investigate and inspect the condition the Additional Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Additional Premises, the Building or the Project or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Additional Premises, the Building or the Project or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Additional Premises, the Building and the Project in its decision to enter into this First Amendment and let the Additional Premises in an “as is” condition. No promise of Landlord to alter, remodel, repair, or improve the Additional Premises, the Original Premises, or the Project, and no representation, express or implied, respecting any matter or thing relating to the Additional Premises, the Original Premises, the Project, or this First Amendment (including, without limitation, the condition of the Additional Premises, the Original Premises or the Project) has been made to Tenant by Landlord or its broker or sales agent other than as may be contained in the Lease or this First Amendment. Notwithstanding the foregoing, Landlord shall deliver the Additional Premises to Tenant broom clean and free of debris on the Expansion Date, with the existing mechanical, plumbing and electrical systems serving the Additional Premises in good operating condition on the Expansion Date and Landlord warrants that all heaters and mechanical systems serving the Additional Premises (the “Heaters and Mechanical Systems”) shall continue to operate in good working order for the period ending on the date sixty (60) days after the Expansion Date (the “Warranty Period”), except to the extent such failure in the Heaters and Mechanical Systems to operate in good working order is caused by Tenant’s use or alterations to the Additional Premises or failure to properly maintain the Heaters and Mechanical Systems as required by this Lease. If a non-compliance with the foregoing warranty exists as of the Expansion Date, Landlord shall, except as otherwise provided in the Lease, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, commence to rectify same at Landlord’s expense. If Tenant does not give Landlord written notice of a non-compliance with this warranty within thirty (30) days after the Expansion Date, correction of that non-compliance shall be the obligation of Tenant at Tenant’s sole cost and expense. If a non- compliance with the Heaters and Mechanical Systems warranty exists at any time prior to the expiration of the Warranty Period, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, commence to rectify same at Landlord’s expense. If Tenant does not give Landlord written notice of a non-compliance on or before the expiration of the Warranty Period, correction of that non-compliance shall be the obligation of Tenant at Tenant’s sole cost and expense. In addition, Landlord shall, at Landlord’s sole cost and expense and using Building standard industrial materials, perform the following improvements to the Additional Premises:

(a) repaint all painted walls in the office portion of the Additional Premises, including restrooms; (b) install new flooring in the office portion of the Additional Premises, including restrooms; (c) install a new water faucet in break area; (d) install a new toilet in the restroom; and (d) repair all warehouse walls and paint the walls white.

6. Security Deposit. Concurrently with the execution and delivery of this First Amendment by Tenant, Tenant shall pay to Landlord the amount of Five Thousand Three Hundred Forty Seven and 51/100 Dollars ($5,347.51) to increase the Security Deposit being held by Landlord under the Lease. Effective as of the date of this First Amendment, the Lease shall be amended by replacing all references to the existing amount of the Security Deposit with the amount of Nineteen Thousand Fifty One and 54/100 Dollars ($19,051.54), the increased amount of the Security Deposit.

7. Option to Extend. Tenant shall continue to have the Option to extend the Term set forth in Exhibit D attached to the Lease, provided that the Option must be exercised for the entire Expanded Premises.

8. Parking. In addition to the parking spaces allocated to Tenant in connection with Tenant’s lease of the Original Premises, Tenant shall have the right to use an additional six (6) unreserved parking spaces in the parking area for Building D in connection with Tenant’s lease of the Additional Premises, subject to the terms and conditions of the Lease.

9. Tenant’s Insurance Requirements. Notwithstanding anything to the contrary contained in the Lease, the insurance policies required under the Lease shall contain an endorsement specifically naming the following as additional insureds: any ground lessor, any holder of a mortgage or deed of trust which affects the Building, any property management company of Landlord for the Building, and any other party designated by Landlord.

10. Landlord’s Address for Notices. The address for notices to Landlord under the Lease is hereby amended as follows:

Landlord’s Notice Address:	BRE RS Greg Park Owner LLC
c/o Link Industrial Management LLC
90 Park Avenue, 32nd Floor
New York, NY 1006 Attn: General Counsel

With a copy to:

BRE RS Greg Park Owner LLC
c/o Link Industrial Management LLC
220 Commerce Drive, 4th Floor
Fort Washington, PA 19034
Attn: Lease Administration
Email: leaseadministration@gptreit.com

11. Estoppel. Tenant hereby certifies and acknowledges, that as of the date hereof (a) Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, (c) Landlord is holding a Security Deposit in the amount of $13,704.03, subject to increase as provided in Section 6 above, and (d) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this First Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this First Amendment; and (iii) Landlord is relying on such representations in entering into this First Amendment.

12. Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not entered into any agreement or taken any other action which might result in any obligation on the part of Landlord to pay any brokerage commission, finder’s fee or other compensation with respect to this First Amendment, other than to Kidder Mathews, and Tenant agrees to indemnify and hold Landlord harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by Landlord by reason of any breach or inaccuracy of such representation or warranty.

13. Landlord’s Limitation of Liability. It is expressly understood and agreed that notwithstanding anything in the Lease (as hereby amended) to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord under the Lease, as hereby amended, (including any successor Landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Building C and Building D, and neither Landlord, nor any of its constituent partners or members, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Landlord be liable for injury to Tenant’s business or for any loss of income or profit therefrom.

14. Landlord Exculpation. No present or future officer, director, employee, trustee, partner, member, manager or agent of Landlord shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trustee, partner, member, manager or agent under or in connection with the Lease, as hereby amended, or any other document or instrument heretofore or hereafter executed in connection with the Lease, as hereby amended. Tenant hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this Section are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by law or in any other contract, agreement or instrument.

15. Ratification. Except as specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Lease and this First Amendment, this First Amendment shall control.

16. Attorneys’ Fees. Should either party institute any action or proceeding to enforce or interpret this First Amendment or any provision thereof, for damages by reason of any alleged breach of this First Amendment or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all cost and expenses, including actual attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all consultants’ and other similar fees incurred in connection with the action or proceeding and preparations therefore. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

17. Submission. Submission of this First Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this First Amendment unless and until this First Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this First Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

18. Counterparts. This First Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, this First Amendment has been executed by the parties as of the date first referenced above.

“Landlord”

BRE RS GREG PARK OWNER LLC,
a Delaware limited liability company

By:	/s/ Joseph Finnigan
Name:	Joseph Finnigan
Title:	Vice President

“Tenant”

DRAGONFLY ENERGY CORP.,
a Nevada corporation

By:	/s/ Denis Phares
Name:	Denis Phares
Title:	CEO

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